Exhibit 99.1

PRESS RELEASE

AbbVie Reports Third-Quarter 2018 Financial Results

•	Reports Third-Quarter Diluted EPS of $1.81 on a GAAP Basis; Adjusted Diluted EPS of $2.14 Reflects Growth of 51.8 Percent

•	Delivers Third-Quarter Net Revenues of $8.236 Billion on a GAAP Basis; Adjusted Net Revenues of $8.236 Billion Increased 18.5 Percent on an Operational Basis

•	Third-Quarter Global HUMIRA Sales of $5.124 Billion Increased 9.0 Percent on a Reported Basis, or 9.8 Percent on an Operational Basis

•
Global Net Revenues from the Hematologic Oncology Portfolio Were $1.068 Billion in the Third Quarter, an Increase of 48.1 Percent on a Reported Basis; Third-Quarter Global IMBRUVICA Net Revenues Were $972 Million, an Increase of 41.3 Percent; Third-Quarter Global VENCLEXTA Net Revenues Were $96 Million

•	Third-Quarter Global HCV Net Revenues Were $862 Million

•	Updates 2018 GAAP Diluted EPS Guidance Range to $6.43 to $6.45; Raises 2018 Adjusted Diluted EPS Guidance Range to $7.90 to $7.92, Representing Growth of 41.3 Percent at Midpoint

•	Announces 2019 Dividend Increase of 11.5 Percent, Beginning with Dividend Payable in February 2019

NORTH CHICAGO, Ill., November 2, 2018 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2018.

“We delivered another exceptional quarter, with results well ahead of our expectations, including operational revenue growth above 18 percent and EPS growth greater than 50 percent. Based on our continued momentum across multiple products in our portfolio, we are raising our full year 2018 EPS guidance once again,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “We’re particularly pleased with our progress in building a leading hematologic oncology franchise, which is now delivering revenue in excess of $1 billion per quarter and is poised for continued strong growth next year and beyond.”

Third-Quarter Results

•
Worldwide GAAP net revenues were $8.236 billion in the third quarter, up 17.8 percent year-over-year. Worldwide adjusted net revenues of $8.236 billion increased 18.5 percent on an operational basis, excluding a 0.7 percent unfavorable impact from foreign exchange.

•
Global HUMIRA sales increased 9.0 percent on a reported basis, or 9.8 percent operationally, excluding a 0.8 percent unfavorable impact from foreign exchange. In the U.S., HUMIRA sales grew 12.5 percent in the quarter. Internationally, HUMIRA sales grew 4.2 percent, excluding a 2.4 percent unfavorable impact from foreign exchange.

Third-Quarter Results (continued)

•	Third-quarter global IMBRUVICA net revenues were $972 million, with U.S. sales of $812 million and international profit sharing of $160 million for the quarter, reflecting growth of 41.3 percent.

•	Third-quarter global HCV net revenues were $862 million.

•	On a GAAP basis, the gross margin ratio in the third quarter was 77.7 percent. The adjusted gross margin ratio was 81.7 percent.

•	On a GAAP basis, selling, general and administrative expense was 23.3 percent of net revenues. The adjusted SG&A expense was 19.1 percent of net revenues.

•	On a GAAP basis, research and development expense was 15.4 percent of net revenues. The adjusted R&D expense was 15.4 percent, reflecting funding actions supporting all stages of our pipeline.

•	On a GAAP basis, the operating margin in the third quarter was 38.4 percent. The adjusted operating margin was 47.2 percent.

•	On a GAAP basis, net interest expense was $302 million. On a GAAP basis, the tax rate in the quarter was 0.5 percent. The adjusted tax rate was 9.1 percent.

•	Diluted EPS in the third quarter was $1.81 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $2.14, up 51.8 percent.

Recent Events

•
AbbVie announced U.S. Food and Drug Administration (FDA) approval, under Priority Review, of IMBRUVICA (ibrutinib) plus rituximab for the treatment of adult patients with Waldenström's macroglobulinemia (WM), a rare and incurable type of non-Hodgkin's lymphoma (NHL). With this approval, the IMBRUVICA prescribing information now includes combination use with rituximab, representing the first and only chemotherapy-free combination treatment specifically indicated for the disease. The approval is based on data from the Phase 3 iNNOVATE study, which demonstrated a significant improvement in progression-free survival (PFS) with IMBRUVICA plus rituximab compared to rituximab alone. Patients taking IMBRUVICA plus rituximab experienced an 80 percent reduction in relative risk of disease progression or death compared to those only treated with rituximab. IMBRUVICA is jointly developed and commercialized with Janssen Biotech, Inc.

•
AbbVie announced FDA acceptance of a supplemental New Drug Application (sNDA) for Priority Review for IMBRUVICA in combination with obinutuzumab in previously untreated adult patients with chronic lymphocytic leukemia or small lymphocytic lymphoma (CLL/SLL). The submission is based on positive results from the Phase 3 iLLUMINATE (PCYC-1130) trial, which demonstrated superior progression-free survival for IMBRUVICA plus obinutuzumab versus chlorambucil plus obinutuzumab in CLL/SLL. If approved, the use of IMBRUVICA with obinutuzumab would become the first chemotherapy-free, anti-CD20 combination approved by the FDA for the first-line treatment of CLL/SLL.

Recent Events (continued)

•
AbbVie announced the FDA expanded the label for VENCLEXTA (venetoclax) in combination with rituximab to include information about patients with previously-treated CLL who achieved minimal residual disease (MRD)-negativity in the Phase 3 MURANO trial. In the MURANO study, more than half (53 percent) of patients treated with the VENCLEXTA and rituximab combination achieved MRD-negativity (undetectable disease) in their blood after approximately nine months on therapy, while 12 percent of patients treated with the standard chemoimmunotherapy regimen of bendamustine plus rituximab achieved MRD-negativity. VENCLEXTA is being developed by AbbVie and Roche; it is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S.

•
AbbVie announced that the European Commission (EC) has approved the type-II variation application for VENCLYXTO (venetoclax) in combination with rituximab for the treatment of patients with relapsed/refractory (R/R) CLL who have received at least one prior therapy. This approval allows more patients to receive VENCLYXTO in combination with rituximab in the second-line setting and gives healthcare providers the ability to prescribe this medicine to a broader population of patients with R/R CLL than the previously approved indication for VENCLYXTO as monotherapy in the European Union. The approval is based on results from the Phase 3 MURANO trial, which demonstrated a statistically significant improvement in investigator-assessed progression-free survival for patients who received VENCLYXTO plus rituximab compared with bendamustine plus rituximab.

•
The FDA accepted for Priority Review a supplemental NDA for VENCLEXTA in combination with a hypomethylating agent (HMA) or in combination with low dose cytarabine (LDAC) for the treatment of newly diagnosed patients with acute myeloid leukemia (AML) who are ineligible for intensive chemotherapy. VENCLEXTA has received two Breakthrough Therapy Designations from the FDA for combination treatments of patients with untreated AML not eligible for standard induction chemotherapy.

•
AbbVie announced positive results from CLL14, a Phase 3, randomized clinical trial evaluating VENCLEXTA plus obinutuzumab versus obinutuzumab plus chlorambucil in patients with CLL and coexisting medical conditions who have not received a prior treatment. The study met its primary endpoint of investigator-assessed progression-free survival with a 12 months fixed duration of treatment. Results from the CLL14 trial will be presented at a future medical meeting.

•
At the European Academy of Dermatology and Venereology (EADV) Congress, AbbVie presented new data from its investigational medicines, risankizumab and upadacitinib, and HUMIRA across multiple dermatological conditions. Presentations included clinical and patient-reported outcomes data from three pivotal Phase 3 trials evaluating risankizumab in psoriasis, 32-week safety and efficacy data and patient-reported outcomes data from a Phase 2b trial evaluating upadacitinib in atopic dermatitis and long-term safety and efficacy data evaluating HUMIRA in hidradenitis suppurativa. Risankizumab is being developed in collaboration with Boehringer Ingelheim.

•
At the American College of Rheumatology (ACR)/Association for Rheumatology Health Professionals (ARHP) Annual Meeting, AbbVie presented new data for upadacitinib, an investigational oral JAK1-selective inhibitor, and HUMIRA, with 35 abstracts presented across multiple rheumatic conditions, including rheumatoid arthritis, psoriatic arthritis, juvenile idiopathic arthritis and uveitis. Included in the presentations were data from three of the five pivotal studies from the SELECT Phase 3 program evaluating the safety and efficacy of upadacitinib in patients with moderate to severe rheumatoid arthritis.

Recent Events (continued)

•
At the United European Gastroenterology Week (UEGW) conference, AbbVie showcased its gastroenterology portfolio with 11 presentations of Humira and pipeline data, including the first presentation of data from a Phase 2b study (U-ACHIEVE) evaluating upadacitinib in adult patients with moderately to severely active ulcerative colitis. Results from the U-ACHIEVE study demonstrated that after 8 weeks, upadacitinib (15/30/45 mg, once daily) met the primary endpoint of clinical remission (per adapted Mayo Score) and ranked secondary endpoints, including endoscopic improvement, clinical remission (per Full Mayo Score) and clinical response, in patients with moderately to severely active ulcerative colitis.

•
AbbVie received FDA approval of Humira for the treatment of non-infectious intermediate, posterior, and panuveitis in patients down to 2 years of age and for the treatment of hidradenitis suppurativa in adolescent patients 12 years of age and older.

•
AbbVie, in cooperation with Neurocrine Biosciences, announced the FDA and Health Canada approvals of ORILISSA (elagolix) for the management of moderate to severe pain associated with endometriosis. ORILISSA represents the first FDA-approved oral treatment for the management of moderate to severe pain associated with endometriosis in over a decade.

•
AbbVie, in cooperation with Neurocrine Biosciences, announced top-line results from the Phase 3 ELARIS UF-EXTEND extension study, which is evaluating the efficacy and safety of elagolix alone and in combination with low-dose hormone (add-back) therapy in premenopausal women with heavy menstrual bleeding associated with uterine fibroids for an additional six months (up to 12 months total) following treatment in one of the two pivotal Phase 3 studies, ELARIS UF-I and ELARIS UF-II. The extension study results showed elagolix, in combination with add-back therapy, reduced heavy menstrual bleeding for up to 12 months, with 87.9 percent of women with uterine fibroids achieving clinical response. The primary and secondary endpoint results from the extension study were consistent with that observed in the two pivotal Phase 3 studies. Data from the pivotal Phase 3 studies will be presented at a medical conference later this year and the ELARIS UF-EXTEND Phase 3 study data will be presented at a future medical conference. Data from the Phase 3 program will support regulatory submission for elagolix in uterine fibroids, anticipated in 2019.

•
AbbVie announced that it will assume full development and commercial responsibility for its collaboration with Galapagos to discover and develop new therapies to treat cystic fibrosis (CF). Under a revised agreement, AbbVie will assume full development and commercial responsibility over the investigational program comprising several clinical and pre-clinical compounds originally discovered and developed jointly by AbbVie and Galapagos. Galapagos will not pursue further research and development in CF, but is eligible for future milestones and royalties on commercialized programs.

Recent Events (continued)

•
AbbVie announced global resolutions of all intellectual property-related litigation with two manufacturers, Sandoz and Fresenius Kabi, over their proposed biosimilar adalimumab products. Under the terms of the settlement agreements, AbbVie will grant to Sandoz and Fresenius Kabi non-exclusive licenses to AbbVie's intellectual property relating to HUMIRA beginning on certain dates in certain countries in which AbbVie has intellectual property. The license period will begin on September 30, 2023 in the U.S. for both Sandoz and Fresenius Kabi, and will not be accelerated by the entry of companies who have already taken a license. The license for Sandoz began on October 16, 2018 in most countries in the European Union, and will begin on other dates in various countries in which AbbVie has intellectual property. In the European Union, Fresenius Kabi can launch upon approval from the European Medicines Agency. Sandoz and Fresenius Kabi will pay royalties to AbbVie for licensing its HUMIRA patents and both manufacturers acknowledge the validity of the licensed patents. AbbVie will make no payments to Sandoz or Fresenius Kabi. The precise terms are confidential between the parties. All litigation pending between the parties will be dismissed. On September 28, 2017, AbbVie announced a global resolution with Amgen to enter the U.S. on January 31, 2023, and on April 5, 2018, AbbVie announced a similar resolution with Samsung Bioepis to enter the U.S. on June 30, 2023. On July 17, 2018, AbbVie announced resolution with Mylan to enter the U.S. on July 31, 2023.

•
AbbVie made charitable contributions totaling $115 million in the third quarter. These donations are part of AbbVie’s plan to make an additional $350 million in charitable contributions to U.S. not-for-profit organizations in 2018. The contributions will provide AbbVie with the opportunity to support charities creating long-term impact in communities in need, including Puerto Rico, North Chicago and cities across America.

Full-Year 2018 Outlook

AbbVie is updating its GAAP diluted EPS guidance for the full-year 2018 to $6.43 to $6.45. AbbVie is raising its adjusted EPS guidance range for the full-year 2018 from $7.76 to $7.86 to $7.90 to $7.92. The midpoint of this guidance reflects year-over-year growth of 41.3 percent. The company’s 2018 adjusted diluted EPS guidance excludes $1.47 per share of intangible asset amortization expense, changes in the fair value of contingent consideration, a one-time net tax benefit related to the timing of the phase in of provisions of the U.S. tax reform legislation on certain subsidiaries, and other specified items.

Company Declares Dividend Increase of 11.5 Percent

AbbVie is announcing today that its board of directors declared an increase in the company’s quarterly cash dividend from $0.96 per share to $1.07 per share beginning with the dividend payable on February 15, 2019 to shareholders of record as of January 15, 2019. This reflects an increase of approximately 11.5 percent, continuing AbbVie’s strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its quarterly dividend by 168 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.

About AbbVie

AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience. In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2018 and 2017 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2018 financial guidance is also being provided on both a reported and a non-GAAP basis.

Prior Period Reclassifications

Certain reclassifications were made to conform the prior period financial results to the current period presentation.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2017 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (SEC). AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Liz Shea
(847) 938-8745	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2018
(Unaudited)

				% Change vs. 3Q17
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$5,597	$2,639	$8,236	22.0%	11.7%	9.6%	18.5%	17.8%
Immunology	3,546	1,578	5,124	12.5	4.2	1.8	9.8	9.0
Humira	3,546	1,578	5,124	12.5	4.2	1.8	9.8	9.0

Hematologic Oncology	881	187	1,068	47.3	52.3	51.9	48.2	48.1
Imbruvica[b]	812	160	972	41.5	40.1	40.1	41.3	41.3
Venclexta	69	27	96	>100.0	>100.0	>100.0	>100.0	>100.0

HCV	444	418	862	>100.0	95.6	94.5	>100.0	>100.0
Mavyret	444	395	839	>100.0	>100.0	>100.0	>100.0	>100.0
Viekira	—	23	23	n/m	(86.1)	(87.0)	(86.2)	(87.1)

Other Key Products	792	365	1,157	3.6	(2.1)	(4.9)	1.7	0.8
Creon	239	—	239	11.3	n/a	n/a	11.3	11.3
Lupron	173	41	214	7.6	7.2	1.5	7.5	6.4
Synthroid	192	—	192	0.7	n/a	n/a	0.7	0.7
Synagis	—	97	97	n/a	(14.1)	(16.2)	(14.1)	(16.2)
AndroGel	135	—	135	(8.3)	n/a	n/a	(8.3)	(8.3)
Duodopa	19	87	106	18.7	12.2	10.8	13.3	12.1
Sevoflurane	18	68	86	(2.8)	(12.2)	(15.7)	(10.4)	(13.2)
Kaletra	16	72	88	(2.9)	8.2	5.3	6.0	3.7
Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.
n/a = not applicable
n/m = not meaningful

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2018
(Unaudited)

				% Change vs. 9M17
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$15,836	$8,592	$24,428	19.2%	15.1%	19.5%	17.8%	19.3%
Immunology	10,070	4,948	15,018	11.3	5.9	10.3	9.5	11.0
Humira	10,070	4,948	15,018	11.3	5.9	10.3	9.5	11.0

Hematologic Oncology	2,286	518	2,804	41.2	58.6	59.4	44.2	44.3
Imbruvica[b]	2,129	455	2,584	36.6	48.5	48.5	38.5	38.5
Venclexta	157	63	220	>100.0	>100.0	>100.0	>100.0	>100.0

HCV	1,209	1,545	2,754	>100.0	>100.0	>100.0	>100.0	>100.0
Mavyret	1,206	1,413	2,619	>100.0	>100.0	>100.0	>100.0	>100.0
Viekira	3	132	135	(96.3)	(78.9)	(78.1)	(80.6)	(79.8)

Other Key Products	2,310	1,309	3,619	2.7	(1.9)	1.0	1.0	2.1
Creon	667	—	667	11.8	n/a	n/a	11.8	11.8
Lupron	530	126	656	8.7	6.9	7.4	8.3	8.4
Synthroid	567	—	567	(1.5)	n/a	n/a	(1.5)	(1.5)
Synagis	—	462	462	n/a	(2.2)	1.3	(2.2)	1.3
AndroGel	393	—	393	(10.1)	n/a	n/a	(10.1)	(10.1)
Duodopa	57	260	317	30.0	15.6	22.8	18.1	24.0
Sevoflurane	54	251	305	(2.8)	(2.8)	(1.5)	(2.7)	(1.7)
Kaletra	42	210	252	(21.4)	(19.0)	(18.1)	(19.5)	(18.7)
Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.
n/a = not applicable

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Nine Months Ended September 30, 2018 and 2017
(Unaudited) (In millions, except per share data)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Net revenues	$8,236	$6,995	$24,448	$20,477
Cost of products sold	1,835	1,616	5,696	4,761
Selling, general and administrative	1,919	1,457	5,470	4,339
Research and development	1,268	1,228	3,834	3,599
Acquired in-process research and development	55	—	124	15
Other expense	—	—	500	—
Total operating cost and expenses	5,077	4,301	15,624	12,714

Operating earnings	3,159	2,694	8,824	7,763

Interest expense, net	302	252	825	752
Net foreign exchange loss	2	9	18	28
Other expense, net	94	338	411	449
Earnings before income tax expense	2,761	2,095	7,570	6,534
Income tax expense	14	464	57	1,277
Net earnings	$2,747	$1,631	$7,513	$5,257

Diluted earnings per share	$1.81	$1.01	$4.79	$3.27

Adjusted diluted earnings per share[a]	$2.14	$1.41	$6.01	$4.11

Weighted-average diluted shares outstanding	1,515	1,603	1,561	1,602

[a]	Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2018
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q18
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,761	$2,747	$1.81
Adjusted for specified items:
Intangible asset amortization	320	263	0.17
Acquired IPR&D	55	55	0.04
Charitable contributions	115	89	0.06
Change in fair value of contingent consideration	95	95	0.06
Litigation reserves	228	176	0.12
Impacts of U.S. tax reform	—	(177)	(0.12)
Other	7	7	—
As adjusted (non-GAAP)	$3,581	$3,255	$2.14
Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Impacts of U.S. tax reform reflects a net tax benefit related to the timing of the new legislation's phase in on certain subsidiaries. Other primarily includes restructuring charges associated with streamlining global operations.
2. The impact of the specified items by line item was as follows:

	3Q18
	Cost of products sold	SG&A	Acquired IPR&D	Other expense, net
As reported (GAAP)	$1,835	$1,919	$55	$94
Adjusted for specified items:
Intangible asset amortization	(320)	—	—	—
Acquired IPR&D	—	—	(55)	—
Charitable contributions	—	(115)	—	—
Change in fair value of contingent consideration	—	—	—	(95)
Litigation reserves	—	(228)	—	—
Other	(6)	(1)	—	—
As adjusted (non-GAAP)	$1,509	$1,575	$—	$(1)
3. The adjusted tax rate for the third quarter of 2018 was 9.1 percent, as detailed below:

	3Q18
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$2,761	$14	0.5%
Specified items	820	312	38.1%
As adjusted (non-GAAP)	$3,581	$326	9.1%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2017
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q17
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,095	$1,631	$1.01
Adjusted for specified items:
Intangible asset amortization	268	201	0.13
Milestones and other R&D expenses	32	32	0.02
Change in fair value of contingent consideration	401	401	0.25
Litigation reserves	4	3	—
Other	6	5	—
As adjusted (non-GAAP)	$2,806	$2,273	$1.41
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Other includes restructuring charges associated with streamlining global operations.
2. The impact of the specified items by line item was as follows:

	3Q17
	Cost of products sold	SG&A	R&D	Other expense, net
As reported (GAAP)	$1,616	$1,457	$1,228	$338
Adjusted for specified items:
Intangible asset amortization	(268)	—	—	—
Milestones and other R&D expenses	—	—	(32)	—
Change in fair value of contingent consideration	—	—	—	(401)
Litigation reserves	—	(4)	—	—
Other	(6)	—	—	—
As adjusted (non-GAAP)	$1,342	$1,453	$1,196	$(63)

3. The adjusted tax rate for the third quarter of 2017 was 19.0 percent, as detailed below:

	3Q17
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$2,095	$464	22.1%
Specified items	711	69	9.7%
As adjusted (non-GAAP)	$2,806	$533	19.0%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2018
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	9M18
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$7,570	$7,513	$4.79
Adjusted for specified items:
Intangible asset amortization	974	801	0.51
Milestones and other R&D expenses	87	87	0.05
Acquired IPR&D	124	124	0.08
Calico collaboration	500	500	0.32
Charitable contributions	235	182	0.12
Change in fair value of contingent consideration	432	432	0.28
Litigation reserves	346	276	0.18
Impacts of U.S. tax reform	—	(534)	(0.34)
Other	38	39	0.02
As adjusted (non-GAAP)	$10,306	$9,420	$6.01
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Impacts of U.S. tax reform reflects a net tax benefit related to the timing of the new legislation's phase in on certain subsidiaries. Other primarily includes milestone revenue under a previously announced collaboration and restructuring charges associated with streamlining global operations.
2. The impact of the specified items by line item was as follows:

	9M18
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense	Other expense, net
As reported (GAAP)	$24,448	$5,696	$5,470	$3,834	$124	$500	$411
Adjusted for specified items:
Intangible asset amortization	—	(974)	—	—	—	—	—
Milestones and other R&D expenses	—	—	—	(87)	—	—	—
Acquired IPR&D	—	—	—	—	(124)	—	—
Calico collaboration	—	—	—	—	—	(500)	—
Charitable contributions	—	—	(235)	—	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(432)
Litigation reserves	—	—	(346)	—	—	—	—
Other	(20)	(34)	(1)	(23)	—	—	—
As adjusted (non-GAAP)	$24,428	$4,688	$4,888	$3,724	$—	$—	$(21)
3. The adjusted tax rate for the first nine months of 2018 was 8.6 percent, as detailed below:

	9M18
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$7,570	$57	0.8%
Specified items	2,736	829	30.3%
As adjusted (non-GAAP)	$10,306	$886	8.6%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2017
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	9M17
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$6,534	$5,257	$3.27
Adjusted for specified items:
Intangible asset amortization	808	606	0.37
Milestones and other R&D expenses	68	68	0.04
Acquired IPR&D	15	15	0.01
Acquisition related costs	73	49	0.03
Change in fair value of contingent consideration	547	546	0.34
Litigation reserves	97	65	0.04
Other	19	16	0.01
As adjusted (non-GAAP)	$8,161	$6,622	$4.11
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Acquisition related costs primarily includes the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other includes restructuring charges associated with streamlining global operations.
2. The impact of the specified items by line item was as follows:

	9M17
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other expense, net
As reported (GAAP)	$4,761	$4,339	$3,599	$15	$449
Adjusted for specified items:
Intangible asset amortization	(808)	—	—	—	—
Milestones and other R&D expenses	—	—	(68)	—	—
Acquired IPR&D	—	—	—	(15)	—
Acquisition related costs	(52)	(14)	(5)	—	(2)
Change in fair value of contingent consideration	—	—	—	—	(547)
Litigation reserves	—	(97)	—	—	—
Other	(14)	(5)	—	—	—
As adjusted (non-GAAP)	$3,887	$4,223	$3,526	$—	$(100)

3. The adjusted tax rate for the first nine months of 2017 was 18.9 percent, as detailed below:

	9M17
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$6,534	$1,277	19.5%
Specified items	1,627	262	16.1%
As adjusted (non-GAAP)	$8,161	$1,539	18.9%